EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 17, 2014, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Senior Loan and Limited Duration Portfolio, Series 39, Closed-End Strategy:
Global Income Portfolio, Series 17 and Closed-End Strategy: Diversified Credit Opportunities Portfolio, Series 13 (included in Invesco Unit Trusts, Series
1397) as of January 17, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-192206) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 17, 2014